Exhibit 99.1

Coldwater Creek Announces Revised Guidance for Fourth Quarter of 2007

SANDPOINT, Idaho, January 14, 2008 — Coldwater Creek (Nasdaq: CWTR) today announced that, based on operating results to date, it is lowering its previously issued guidance for the fourth quarter of fiscal 2007.

•                  For the fourth quarter of 2007, the Company now expects a loss per share in the range of ($0.16) to ($0.20), compared to the company’s prior guidance of break-even for the fourth quarter.

•                  Comparable store sales for the fourth quarter of 2007 are expected to reflect a decrease of mid- to high-teens versus the prior year level.

•                  Comparable store traffic has remained down in the high single digit range through the fourth quarter versus the prior year level.

•                  The Company expects fourth quarter inventory levels to decrease in the high single digit range on a per-square-foot basis versus prior year levels.

“We are clearly disappointed with our overall financial performance.  We are committed to improving our results and positioning the Company for sustained success in the future,” said Daniel Griesemer, president and chief executive officer. “We believe that continued changes to our product and operations, including refining our assortment, lowering our marketing expenditures, right-sizing our cost structure and resources, bringing inventories in line with demand, reducing our promotions and discounting and moderating our future retail expansion plans will put us on a path of sustainable growth for the brand.  I am confident that these actions, coupled with the strong fundamentals of our business, and the market opportunities in the women’s apparel sector over the next several years, will position Coldwater Creek as one of the premier specialty retailers in the United States.”

As previously announced, members of the Coldwater Creek executive management team will be presenting at the Cowen and Company Sixth Annual Consumer Conference.  The event is being held at the Westin New York at Times Square.  The Company is scheduled to present at 9:00 am EST on Tuesday, January 15th. The audio portion of the presentation will be web cast live. To access the web cast, go to: http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=CWTR&item_id=1727971.  A replay of the presentation will be archived on the Company’s website at www.coldwatercreek.com until Friday, February 1, 2008.

As previously planned, Coldwater Creek will release its fiscal 2007 fourth-quarter results on Wednesday, March 5, 2008, with a conference call scheduled on the same date.   The company will provide guidance for fiscal 2008 during that call.

Coldwater Creek is an integrated triple-sales-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of premium retail stores located across the United States, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our projected fourth quarter 2007 loss per share, comparable store sales, comparable store traffic and inventory levels. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, economic, political and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our cost cutting efforts will not be successful;

•                  unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores;

•                  our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales;

•                  our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

and such other factors as are discussed in our Quarterly Reports on Form 10-Q, as may be amended, and in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”).  We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release.  We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.  We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

Marie Hirsch

Director of Investor Relations

208-265-7354